Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in each Prospectus and “Financial Statements”, “Independent Registered Public Accounting Firm” and “Disclosure of Portfolio Holdings” in each Statement of Additional Information and to the incorporation by reference of our report dated June 27, 2016 on the financial statements and financial highlights of the Mirae Asset Discovery Funds, in Post-Effective Amendment Number 46 to the Registration Statement (Form N-1A, No. 333-166018), included in the Annual Report for the year ended April 30, 2016, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Columbus, Ohio

August 26, 2016